EXHIBIT 11

                         J. BAKER, INC. AND SUBSIDIARIES

                  Computation of Net Earnings Per Common Share*

                                   (Unaudited)


                                                        Quarters Ended
                                                  April 29,            May 1,
                                                     2000               1999
                                                  --------            --------

Net Earnings Per Common Share:

Net earnings, basic and diluted                 $ 1,544,881         $   979,990
                                                 ==========          ==========

Weighted average common
    shares outstanding, basic                    14,067,526          14,064,526

Effect of dilutive securities:
     Stock options and warrants                     413,569              84,943
                                                  ---------          ----------

Weighted average common
    shares outstanding, diluted                  14,481,095          14,149,469
                                                 ==========          ==========

Net earnings per common share, basic                $ 0.110             $ 0.070
                                                    =======             =======
Net earnings per common share, diluted              $ 0.107             $ 0.069
                                                    =======             =======




* This calculation is submitted in accordance with Item 601(b)(11) of Regulation S-K.